Exhibit 21.1

                  Subsidiaries of TRM Copy Centers Corporation


                                                                  State or Place
Subsidiary                                                      of Incorporation
----------                                                      ----------------

TRM Copy Centers (USA) Corporation                                   Oregon

TRM Copy Centres (Canada) Ltd.*                                      Canada

TRM Copy Centres (U.K.) Limited.*                                    U.K.

FPC France Ltd.*                                                     Oregon

FPC Belgium Limited*                                                 Oregon

BisCard Corporation                                                  Oregon


*TRM Copy Centres (Canada) Ltd., TRM Copy Centres (U.K.) Ltd., FPC France Ltd. and FPC Belgium Limited are subsidiaries of TRM Copy Centers (USA) Corporation.